Exhibit 10.1
[Execution Copy]
STACK TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (“STTA”)
dated as of October 27, 2009
between
FUELCELL ENERGY, INC.
and
POSCO POWER
Confidential treatment requested as to certain portions of this exhibit marked with an *. Such portions have been redacted and filed separately with the SEC.

I. DEFINITIONS	5

II. LICENSE GRANT	10

2.1 FCE Technology License.	10

2.2 Distribution Rights	11

2.3 POSCO Technology License	11

2.4 License to POSCO Power Upon Expiration of the Term	12

2.5 License to FCE Upon Expiration of the Term	12

2.6 Use of “FCE” Trademarks	12

2.7 Transfer of Technical Data	12

2.8 Joint Committee(s)	13

2.9 Manufacturing in Korea .	13

2.10 Regular Exchange of Technical Data	14

2.11 New product development and Improvements	14

III. OWNERSHIP OF INTELLECTUAL PROPERTY	14

3.1 Ownership of FCE Technology	14

3.2 Ownership of POSCO Technology	14

3.3 Joint Ownership	14

IV. ROYALTIES	14

4.1 Royalty Payments.	14

4.2 No Other Royalties, Payments, Etc	15

4.3 Royalty Report.	15

4.4 Royalty Determination Firm	16

V. CUSTOMER RESPONSIBILITY	16

5.1 End User Warranty	16

VI. GOVERNMENT REGULATIONS	16

6.1 POSCO Power Obligations	16

6.2 FCE Obligations	16

6.3 DOE Approval	16

VII. REPRESENTATIONS AND WARRANTIES	17

7.1 Representations and Warranties of FCE	17

7.2 Representations and Warranties of POSCO Power	18

VIII. TERM	19

8.1 Term	19

8.2 Extension	19

IX. TERMINATION	19

9.1 Termination by Mutual Agreement	19

9.2 FCE Termination by Material Breach of POSCO Power.	19

9.3 POSCO Power Termination by Material Breach of FCE.	20

9.4 Return of FCE Technology	21

9.5 Return of POSCO Technology	21

9.6 Survival	21

X. INDEMNIFICATION	21

10.1 POSCO Power Obligations	21

10.2 FCE Obligations	22

10.3 Limitation of Damage	23

XI. CONFIDENTIAL INFORMATION	23

11.1 POSCO Power Obligations	23

11.2 POSCO Affiliate	24

11.3 FCE and POSCO Power Obligations	24

XII. NOTICES	24

XIII. ENTIRE AGREEMENT	25

XIV. APPLICABLE LAW AND ARBITRATION	25

14.1 Governing Law	25

14.2 Efforts to Resolve by Mutual Agreement	25

14.3 ICC Arbitration	25

14.4 Waiver of Jury Trial	26

XV. MISCELLANEOUS	26

15.1 Amendment	26

15.2 Severability	26

15.3 Government Information	26

15.4 Independent Contractors	26

15.5 Assignment	27

15.6 No Third Party Beneficiary	27

15.7 Headings	27

15.8 Right to Injunction; Specific Performance	27

15.9 Force Majeure	27

XVI. SALES TARGETS AND EXCLUSIVITY	28

16.1 Sales Targets	28

Exhibits:

Exhibit A:	Form of STTP
Exhibit B:	Form of DOE Approval
Exhibit C:	List of FCE Patents
Exhibit D:	Sales Targets

Schedules:

Schedule A:	POSCO Affiliates
Schedule B:	Non-Exclusive Territory
Schedule C:	FCE Previously Granted Distribution Rights

THIS STACK TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (this “Agreement”) is made and entered into this 27th day of October, 2009, by and between FUELCELL ENERGY, INC., a Delaware corporation having a place of business at 3 Great Pasture Rd., Danbury, CT 06813, U.S.A. (“FCE”) and POSCO POWER, a Korean corporation having a place of business at Posteel Tower 20th floor, 735-3, Yeoksam-dong, Gangnam-gu, Seoul 135-080, Korea (“POSCO Power”).
RECITALS:
A. POSCO Power and FCE are parties to a series of agreements identified as follows (collectively, the “Transaction Agreements”):
(i) the Technology Transfer, Distribution and Licensing Agreement for the transfer of Balance of Plant technology (the “Technology Transfer Agreement” or “TTA”) and the Alliance Agreement (the “Alliance Agreement” or “AA”), both executed as of February 7, 2007;
(ii) the Technology Transfer Program (“TTP”) executed as of July 11, 2007;
(iii) the Contract for the Supply of DFC Plants and DFC Modules from FCE to POSCO Power ( “2008 Purchase Contract”) executed as of April 22, 2008;
(iv) the Contract for the Supply of DFC Modules and DFC Components from FCE to POSCO Power ( “2009 Purchase Contract”) executed as of June 9, 2009; and
(v) the Securities Purchase Agreement by and between FCE and POSCO Power (the “2009 Securities Purchase Agreement”) executed as of June 9, 2009.
B. FCE has developed technology for the assembly of Fuel Cell Stack Modules from Repeating Components, Module Components and Non-Repeating Components (“Module Assembly”) for use in high temperature Molten Carbonate Fuel Cell (“MCFC”) power plants known as the “Direct FuelCell®” (DFC®), and is developing new DFC based products currently designated by FCE as “DFC/T®”, “DFC-ERG®” and “DFC/H2®”.
C. FCE wishes to grant a license of the FCE Technology (defined below) to POSCO Power and/or POSCO Affiliates and transfer the FCE Technology and provide technical assistance and support to POSCO Power. POSCO Power wishes to accept such a license and receive the FCE Technology, technical assistance and support, all in accordance with the terms of this Agreement and the other Transaction Agreements (defined below), as applicable.
D. POSCO Power, together with the POSCO Affiliates (defined below), wishes to engage in Fuel Cell Stack Module Assembly, Conditioning, Diagnosis and Repairing of such Fuel Cell Stack Module in Korea under license from FCE, and to continue in the commercialization of the DFC technologies in the Korean Market (defined below) and in the Non-Exclusive Territory (defined below).

E. POSCO Power wishes to grant a license of the POSCO Technology (defined below) to FCE for the purpose of allowing FCE to further improve and modify the Fuel Cell Stack Module technologies developed by FCE, in accordance with the terms of this Agreement and the other Transaction Agreements, as applicable.
F. The Parties acknowledge and agree that Fuel Cell Stack Module Manufacturing in Korea (defined below) under the license granted herein by FCE may achieve, among other things, cost reduction, product improvement, lead time improvement and service quality improvement. It is thus intended that POSCO Power will engage, directly or indirectly through one or more POSCO Affiliates or independent third parties, in Fuel Cell Stack Module Manufacturing in Korea on terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below and intending to be legally bound, the parties agree as follows:
I. DEFINITIONS
As used in this Agreement, the following terms shall have the following respective meanings which are intended to define the scope of this Agreement:
“Additional Term” shall have the meaning set forth in Section 8.2.
“Applicable Laws” shall mean all applicable laws, treaties, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, interpretations and permits of any Governmental Authority.
“Balance of Plant” or “BOP” shall mean all subsystems for operation and generation of electrical power by DFC’s MCFCs in one or more stacks and including, but not limited to, fuel pre-treatment boilers, water recovery, fuel exhaust burner, inverter, control system, utility interface and start-up and stand-by equipment. For the avoidance of doubt, BOP shall mean all components of the DFC Power Plant other than the Fuel Cell Stack Module.
“DFC” shall mean FCE’s proprietary MCFC.
“DFC Components” means a quantity of Repeating Components (RC), Non-Repeating Components (NRC) and Module Components from which a complete Fuel Cell Stack Module may be assembled.
“DFC Manuals” means the documents prepared and provided by FCE which contain, but are not necessarily limited to, instructions for installation, operation, initial start-up, field procedures, instrumentation and controls, diagnosis and maintenance of the DFC Power Plants.

“DFC Module Kit” shall mean a set of components comprised of Module Components, NRC, and RC, which are manufactured wholly by FCE, in sufficient quantity for the subsequent assembly and conditioning by POSCO Power of a complete Fuel Cell Stack Module.
“DFC Power Plant” shall mean the MCFC power plant comprising the Fuel Cell Stack Module and the BOP, and shall specifically exclude items of equipment such as foundations, structures, enclosures, transmission/distribution lines and interconnections, fuel lines, fuel preparation and clean-up equipment water drainage/removal, computer hardware and software and any other items related to the foregoing.
“DOE Approval” shall mean the necessary consent or approval from the U.S. Department of Energy, in form substantially similar to the form of DOE Approval set forth in Exhibit B attached hereto.
“Effective Date” shall mean the date upon which all the obligations of FCE set forth in Section 6.3 have been satisfied or waived.
“Fuel Cell Stack” shall be comprised of RC and NRC as defined herein below.
“Fuel Cell Stack Module” shall mean the Module Components and the Fuel Cell Stack.
“Fuel Cell Stack Module Manufacturing in Korea” shall mean the engagement by POSCO Power, directly or indirectly through one or more POSCO Affiliates or independent third parties, to manufacture certain components of Module Component and NRC (as defined below) under the condition as set forth in Section 2.9.
“FCE Products” shall mean DFC Power Plants currently designated DFC300MA, DFC1500MA, DFC1500B and DFC3000 with introductory ratings of 300 kW, 1.2 MW, 1.4 MW and 2.8 MW, respectively, and modifications and improvements thereof, regardless of how designated by FCE, which are made available, or in the future may be made available, for commercial use or sale by FCE during the Term.
“FCE Know-How” shall mean all technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, as available and/or in then current use by FCE, whether included as part of the DFC Manual or not, including all information provided by third parties to FCE, related to the Module Assembly Process, Module Conditioning Process, and the Module Repair Process; the Module Assembly Facility Data, Module Conditioning Facility Data, and the Module Repair Facility Data; the Module Components; and the NRC. It is understood that FCE Know-How shall not include: (i) information and data relating to machines or processes used in the manufacture of RC materials, parts, and components; (ii) information and data relating to design, manufacture and materials used for the RC; and (iii) information and data which is subject to restriction on disclosure by a third party, provided, however, that FCE shall exercise commercially reasonable good faith efforts to obtain the consent needed to make such information available to POSCO Power. It is further understood that FCE Know-How shall not include such information which relates to “New DFC Based Products”.
“FCE Patents” shall mean the letters patents, and any applications for letters patent which have a “Convention Date” under the International Convention for the Protection of Industrial Property prior to the earlier of the expiration or termination date of this Agreement and which are owned or acquired by FCE or in which FCE has or acquires a licensable interest (including without limitation any U.S. or non-U.S. patents and patent applications that are counterparts thereof, and/or any divisions, continuations, continuations-in-part or reissues, reexaminations, renewals, substitutions, extensions, supplementary protection certificates in respect thereof) and which relate to the technology being licensed hereunder to POSCO Power as listed in Exhibit C attached hereto.
“FCE Technology” shall mean FCE Patents and FCE Know-How.
“Force Majeure” shall mean unforeseen circumstances beyond the reasonable control and without the fault or negligence of either Party and which such Party is unable to prevent or provide against by the exercise of reasonable diligence including, but not limited to, acts of God, any acts or omissions of any civil or military authority, earthquakes, strikes or other labor disturbances, wars (declared or undeclared), terrorist and similar criminal acts, epidemics, civil unrest and riots.
“Governmental Authority” shall mean any supranational, national, federal, state, municipal or local government or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, court, commission or other similar entity, domestic or foreign.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Initial Term” shall have the meaning set forth in Section 8.1.
“Korean Market” shall mean the Republic of Korea.
“Korean Company” shall include any corporation, company or entity established under the laws of the Republic of Korea, including any Subsidiary thereof, wherever located or established, other than POSCO Power and POSCO Affiliates.
“MCFC” shall mean molten carbonate fuel cell.
“Module Assembly Facility Data” shall mean engineering and design information and data, as available and/or in then current use by FCE, including but not limited to the construction, operation and maintenance of facilities, equipment, and tooling to perform Module Assembly Processes.
“Module Assembly Process” shall mean engineering and design information and data, inventions, trade secrets, know-how, work instructions, and related information as available and/or in then current use by FCE, including but not limited to the assembly of Fuel Cell Stack Modules from RC, NRC, and Module Components as well as information and know-how related to quality assurance and quality control (QA/QC) for the assembly process.
“Module Components” shall mean parts and components of the Fuel Cell Stack Module other than Fuel Cell Stack, necessary to assemble a Fuel Cell Stack Module, including but not limited to the catalytic oxidizer, mixer/eductor, stack enclosure vessel, enclosure insulation, flex hoses and instrumentation tubing.
“Module Conditioning Facility Data” shall mean engineering and design information and data, as available and/or in then current use by FCE, including but not limited to the construction, operation and maintenance of facilities, equipment, and tooling to perform Module Conditioning Processes.
“Module Conditioning Process” shall mean the first heat treatment process following the complete assembly of Fuel Cell Stack Module, through which the initial product tests and quality checks are performed.
“Module Repair Facility Data” shall mean engineering and design information and data, as available and/or in then current use by FCE, including but not limited to the construction, operation and maintenance of facilities, equipment, and tooling to perform Module Repair Processes.
“Module Repair Process” shall mean all processes including tear-down, diagnosis, testing, replacing, repairing and conditioning of a malfunctioning Fuel Cell Stack Module, excluding those portions of the diagnosis and repair process which relate to RC, to place such Fuel Cell Stack Module in a re-operable condition.
“New DFC-Based Products” shall mean, as currently designated by FCE, the DFC/T®, the DFC/H2®, the DFC-ERG®, and any modifications and derivation in whole or in part of thereof, regardless of designation.
“New DFC-Based Technology” shall mean all technical information, know-how, inventions (whether patented or not) or trade secrets, which relate to the New DFC-Based Products.
“New Joint Products” shall mean products which are unique and distinct from the New DFC Based Products and New DFC-Based Technology, and for which FCE has not, as of the Effective Date of the STTA, commenced initial concept development, analysis or product development activities; for example, fuel cell technology for on-site application, industrial back-up power application, and marine application.
“Non-Exclusive Territory” shall mean the jurisdictions set forth in Schedule B hereto, it being understood and agreed that additional jurisdictions may be added, as mutually agreed by the Parties from time to time.

“Non-Repeating Components” or “NRC” means parts and components necessary for the assembly of the Fuel Cell Stack other than RC, including but not limited to supporting hardware, manifolds, instrumentation, assembly and compression hardware.
“Party” shall mean FCE or POSCO Power, or when used in the plural, FCE and POSCO Power.
“Person” shall mean any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Authority or other entity.
“POSCO Affiliate” shall mean each of those entities controlled by, or under common control with, POSCO Power, which may receive all or part of the FCE Technology in connection with this Agreement, and which are listed in Schedule A, it being understood and agreed that additional entities may be added as mutually agreed by the Parties.
“POSCO Modules” shall mean Fuel Cell Stack Modules manufactured by POSCO under license from FCE.
“POSCO Module Net Sales” shall mean the revenues generated from the sales by POSCO Power or POSCO Affiliate of the POSCO Modules; less the POSCO Module Net Sales Adjustments, all determined in accordance with Section 4.1(c) below.
“POSCO Module Net Sales Adjustments” shall include the cost of DFC Components, DFC Module Kit, or any components or parts of the POSCO Modules, purchased by POSCO Power and/or any POSCO Affiliate from FCE and POSCO Products and POSCO Parts that (a) are manufactured using the proprietary technology, engineering and design, know-how and inventions of POSCO Power and/or any POSCO Affiliate, and (b) do not use or contain any FCE Technology and the following items incurred in normal, bona fide, commercial transactions to the extent to which they are actually paid and expressly included in the gross invoice price: (i) sales returned; (ii) sales discounts; (iii) duties and taxes on sales; (iv) transportation insurance premiums; (v) packing expenses on sales; (vi) transport expenses on sales.
Further, sales and purchases by and between POSCO Power and POSCO Affiliate to effect the sales of POSCO Modules, to customers shall be excluded only to the extent such POSCO Modules are not put into use or operation by such POSCO Affiliate. If such POSCO Modules are subsequently resold to third parties, such subsequent sale to the third party shall be included.
In addition, the Parties recognize and agree that there should not be any duplicate royalties counting for any single transaction by calculating royalties under the previous TTA and this STTA, thus, any royalty calculation resulting from the Net Sales of POSCO Module under this STTA shall be taken into account with the calculation of the royalties resulting from the Net Sales of DFC Power Plants, POSCO Products and/or POSCO Parts under the TTA.

“POSCO Parts” shall mean any parts or components of POSCO Products.
“POSCO Products” shall mean any products, regardless of designation, which are the same as, or a modification or derivation in whole or in part of FCE Products.
“POSCO Technology” shall mean all inventions, know-how, trade secrets, data or information arising or developed independently, during the Term, by POSCO Power and POSCO Affiliates and (i) by any employee of POSCO Power or POSCO Affiliate or (ii) by POSCO Power or POSCO Affiliate vendors, subcontractors, consultants or suppliers (but only to the extent that POSCO Power or POSCO Affiliate has obtained rights thereto), derived from or based on the FCE Technology, including, without limitation, technical information, know-how, inventions (whether patented or not), trade secrets, and other technical, engineering and design information and data, detailed drawings, bill of material, system analytical models, system operating software, manufacturing plant data, vendor qualification and selection procedures, and quality assurance procedures.
“Repeating Components” or “RC” shall consist of discrete fuel cell packages composed of active fuel cell components, which include but are not limited to anodes, cathodes, current collector plates, and matrices.
“Royalty Determination Firm” shall have the meaning set forth in Section 4.4.
“Stack Technology Transfer and License Agreement” or “STTA” shall mean this Agreement.
“Stack Technology Transfer Protocol” or “STTP” shall mean that certain document containing the detailed terms and schedules relating to the transfer by FCE of FCE Technology, including the scope of assistance and support provided, to POSCO Power and POSCO Affiliates, as applicable, it being understood and agreed that, the STTP shall become part of this Agreement, as Exhibit A hereto.
“Subsidiary” shall mean, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
“Term” shall have the meaning set forth in Section 8.1.
II. LICENSE GRANT
2.1 FCE Technology License.
(a) During the Term, and subject to the terms of this Agreement, FCE hereby grants to POSCO Power:

(i) an exclusive right and license to use the FCE Technology to construct, assemble, manufacture, use, sell, import, maintain, service and/or repair POSCO Modules in the Korean Market;
(ii) a right and license to use the FCE Technology to sell, export, maintain, service and/or repair POSCO Modules in the Non-Exclusive Territory; and
(iii) an exclusive right and license to have manufactured and assembled in the Korean Market, POSCO Modules by POSCO Affiliates in Korea, subject to the execution by POSCO Affiliates of confidentiality agreements substantially similar to the terms and conditions set forth in Article XI of this Agreement.
(b) For the avoidance of doubt, the foregoing license consists of a right and license to use the FCE Know-How, and a right and license under the FCE Patents which cover the FCE Know-How, which are now owned or which may hereafter be acquired by, or granted to FCE and under which FCE has or may acquire the right to grant such a right and license.
(c) At the request of POSCO Power, and upon consent by FCE, which consent shall not be unreasonably withheld, FCE shall designate any POSCO Affiliate indicated by POSCO Power as an additional licensee under this Agreement.
2.2 Distribution Rights. FCE hereby grants to POSCO Power or any POSCO Affiliate, as applicable, a non-exclusive right to distribute, sell, maintain, export/import, service and/or repair Fuel Cell Stack Modules and FCE Products in the Korean Market and in the Non-Exclusive Territory during the Term, subject to certain distribution rights previously granted by FCE to other third parties; provided, however, that during the Term, FCE shall (i) not grant any new distribution rights for FCE Products for the Korean Market; (ii) in any way extend the term of any distribution rights granted to any third parties prior to the date hereof with respect to the Korean Market upon expiration or termination thereof; or (iii) not sell the FCE Products in the Korean Market or to any third party (except as permitted in the Alliance Agreement) which, in its reasonable judgment after due inquiry, may have an intention to re-sell the same in the Korean Market. A list of all distribution rights granted by FCE prior to the date hereof is set forth in Schedule C attached hereto.
2.3 POSCO Technology License. POSCO Power hereby grants to FCE a non-exclusive, non-assignable, non-sublicensable and paid-up license to use POSCO Technology during the Term and to manufacture, have manufactured and sell FCE Products that incorporate POSCO Technology by giving prior notice to POSCO Power. Notwithstanding the foregoing, the Parties agree that FCE may sub-license the POSCO Technology to a third party for the sole purpose of further developing and improving the FCE Technology, with prior written consent of POSCO Power, provided that any such development or improvement shall be transferred to POSCO Power and that the third party shall not use or commercialize the POSCO Technology, without the prior written consent of POSCO Power, which consent shall be given at POSCO Power’s sole discretion.

2.4 License to POSCO Power Upon Expiration of the Term. Upon expiration of the Term, FCE hereby agrees to continue and extend the grant and license, on a non-exclusive basis, to POSCO Power of all rights set forth under Section 2.1 of this Agreement, subject to the payment by POSCO Power to FCE of royalties to be mutually determined by the Parties upon such expiration through commercially reasonable good faith efforts; provided, that in the absence of an agreed royalty determination within the sixty (60) day period immediately following the initial request by either Party to determine the royalties, the Parties will submit to binding determination in accordance with Section 4.4. Such determination shall take into account any compensation owed by FCE to third parties.
2.5 License to FCE Upon Expiration of the Term. Upon expiration of the Term, POSCO Power hereby agrees to continue granting to FCE on a non-exclusive basis all rights set forth under Section 2.3 of this Agreement, subject to the payment by FCE to POSCO Power of royalties to be mutually determined by the Parties upon such expiration through commercially reasonable good faith efforts, taking into consideration the contribution of each Party to the POSCO Technology; provided, that in the absence of an agreed royalty determination within the sixty (60) day period immediately following the initial request by either Party to determine the royalties, the Parties will submit to binding determination in accordance with Section 4.4.
2.6 Use of “FCE” Trademarks. During the Term, FCE grants POSCO Power the right to use “FCE” marks, in connection with the labeling, advertising or sale of POSCO Modules that POSCO Modules made by it are “manufactured under license of FUELCELL ENERGY, INC., U.S.A.”, or any other similar statement, to the extent that such is, in fact, the case. In addition, FCE hereby grants to POSCO Power a non-exclusive fully paid-up license and right to use, consistent with the terms of this Agreement, any and all trademarks and trade names owned by FCE and subject to appropriate provisions concerning protection of trademarks and trade names, including quality control.
2.7 Transfer of Technical Data. FCE hereby agrees to provide POSCO Power, upon completion of payment obligations described in Section 4.1(a) hereunder, technical data and other information existing in documented form as of the Effective Date, relating to the FCE Know-How in accordance with the terms of the STTP. FCE hereby agrees that it will supply or cause to be supplied to POSCO Power and POSCO Affiliates, as applicable, free of any charges, except as indicated in the STTP, full up-to-date information, to the extent available in documented form of FCE Technology in a form (e.g., drawings, standard operating procedures, blueprints, written memoranda, training of employees or personal consultation) or non-documented form via oral or other visual forms in a commercially reasonable manner and form that will satisfactorily and expeditiously accomplish the transfer of FCE Know-How to POSCO Power. FCE will supply all such information in a reasonably usable form and in the English language. In the event that POSCO Power requests, in writing, that FCE supply such information in a technical form that differs from the technical form in which FCE has previously supplied or offered to supply it, then POSCO Power agrees to reimburse FCE the actual costs and expenses incurred by FCE; provided, however, that POSCO Power will not be required to pay the costs of obtaining any such information if it is already available to FCE in the form requested by POSCO Power. At its sole discretion, POSCO Power may transfer to POSCO Affiliates the technical data described in this Section, for the purpose, and subject to limitations, set forth in Section 2.1(a)(iii) above.
2.8 Joint Committee(s). The Parties shall form one or more joint committee(s) consisting of at least two members selected from time to time by each of FCE and POSCO Power, for the purposes of: (i) developing a plan for Fuel Cell Stack Module Manufacturing in Korea, as indicated in Section 2.9 below (hereafter the “Localization Plan”), (ii) developing a joint development plan and strategy with respect to the New Joint Products, New DFC-Based Technology and New DFC-Based Products (hereinafter the “Joint Development Plan”), and (iii) developing a plan for executing the technology transfer in accordance to the STTP (hereinafter the “STTP Transfer Plan”), and (iv) such other matters as the Parties mutually agree.
(a) The Localization Plan shall include, but not be limited to: (i) plan for qualification of local vendors following FCE standard vendor qualification procedures in effect from time to time; (ii) fabrication of first article prototype POSCO Module(s); and (iii) a detailed plan to demonstrate the quality of components and manufacturing processes incorporated in the Localization Plan.
(b) The Joint Development Plan shall include, but not limited to: (i) plan for Parties to jointly develop and commercialize New Joint Products, New DFC-Based Technologies and New DFC-Based Products in Korea and other countries.
(c) The STTP Transfer Plan shall include, but not limited to the plans to: (i) draft and finalize the initial STTP draft to be completed by the execution date of this Agreement, (ii) monitor the transfer progress in view of the STTP as jointly deemed necessary, (iii) modify or update the STTP, and (iv) assist and function as the communication channel between the Parties.
2.9 Manufacturing in Korea. POSCO Power may engage one or more POSCO Affiliates and independent third parties to perform Fuel Cell Stack Module Manufacturing in Korea upon completion of the transfer of the Module Component and NRC technology, subject to completion of the activities described in Sections 2.9(a) and 2.9(b) hereunder.
(a) Within 60 days of the earlier of May 31, 2011 or the completion of the Fuel Cell Stack Module prototype manufacturing as defined in the STTP, and prior to commencing local manufacturing of NRC and Module Components for sale to end use customers, the Parties shall work in good faith and in a commercially reasonable manner and agree on a localization schedule and the level of adjustment to the royalty set forth in Section 4.1(b) herein (or other form of compensation, as mutually agreed by the Parties), which shall be based on, among other things, market conditions, cost of local manufacturing, and the availability of qualified vendors.

(b) The Parties acknowledge and agree that the quality of the components and manufacturing processes incorporated in Fuel Cell Stack Module Manufacturing in Korea is critical to the success of the continued commercialization of the DFC technologies in the Korean Market. Thus, the Parties agree that any Fuel Cell Stack Module Manufacturing in Korea by POSCO Power or any independent third party designated by POSCO Power shall be subject to the prior consent of FCE as to the satisfaction of FCE’s standard vendor qualification policies and procedures in effect at the time.
2.10 Regular Exchange of Technical Data. During the Term, the Parties shall exchange on a regular basis certain reasonably available technical data in connection with the performance of this Agreement, in accordance with the terms of the STTP.
2.11 New product development and Improvements. FCE acknowledges that POSCO Power will be making efforts to develop new products and improve the FCE Technology and agrees to provide POSCO Power with technical and related information reasonably necessary and to the extent reasonably available to FCE for such new product development and improvement efforts. POSCO Power acknowledges and agrees that any such new product development and improvements shall be subject to quality review and consent by FCE (which consent shall not be unreasonably withheld) before they are incorporated into Fuel Cell Stack Modules.
III. OWNERSHIP OF INTELLECTUAL PROPERTY
3.1 Ownership of FCE Technology. POSCO Power acknowledges that all FCE Technology in and relating to the FCE Products, whether developed by or for FCE prior to or after the Effective Date of this Agreement, is and shall remain the property of FCE or its third party licensors.
3.2 Ownership of POSCO Technology. All inventions, know-how, trade secrets, data or information made, invented, conceived, created or otherwise developed by POSCO Power and POSCO Affiliates, as applicable, and their employees, derived or resulting from the FCE Technology shall be considered POSCO Technology and shall be the sole property of POSCO Power or POSCO Affiliates, as applicable. For the avoidance of doubt, it is understood and agreed that nothing contained herein shall convey ownership to POSCO of any FCE Technology from which such POSCO Technology is derived.
3.3 Joint Ownership. All inventions, know-how, trade secrets, data or information which results from joint development by the Parties hereto shall be jointly owned by the Parties. The Parties hereby agree to cooperate in good faith in the filing of any and all patent applications in all jurisdictions.
IV. ROYALTIES
4.1 Royalty Payments.
In consideration of the license of FCE Technology granted herein, POSCO Power agrees to pay to FCE the following royalty payments:

(a) An up-front royalty payment in the amount of USD $10 million (the “Upfront Payment”) shall be paid in full on the Effective Date of this Agreement. For the avoidance of doubt, POSCO Power shall be responsible for payment of withholding taxes or other payments.
(b) A royalty of 4.1% of the POSCO Module Net Sales, which is subject to adjustment as set forth in Section 2.9(a), during the Initial Term. The royalty payment shall be paid by POSCO Power in cash. The royalty payment shall be paid semi-annually and within forty-five (45) days of June 30 and December 31 of each year.
(c) The Parties acknowledge that although the Royalty set forth above in Section 4.1(b)(i) shall be applicable, it may be difficult to ascertain the royalties in certain transactions. Such transactions may include, but are not limited to, transactions in which the POSCO Modules are leased, loaned, bartered or exchanged for goods or services, transferred to a third party or any entity affiliated or closely associated with POSCO Power at a price other than market price or on terms other than in an arm’s length, or otherwise put into use by POSCO Power or POSCO Affiliates. POSCO Power agrees to notify FCE within five (5) days after entering into such arrangements, and the Parties shall subsequently use commercially reasonable good faith efforts to establish guidelines for determining the royalties for such transactions within sixty (60) days from the date such notice is received, taking into consideration the principles of the Korean GAAP and U.S. GAAP and incorporating the principles of best accounting practices. If the Parties failed to reach agreement, the Parties agree to abide by the procedures set forth in Section 4.4.
4.2 No Other Royalties, Payments, Etc. The Parties acknowledge and agree that, other than the Upfront Payment and the Royalty, and certain reasonable travel, per diem, and related expenses to be reimbursed pursuant to the STTP, POSCO Power or any POSCO Affiliates shall not be liable for any fees, royalties, expenses or payments in connection with the license rights granted herein or the use by POSCO Power or POSCO Affiliates of the FCE Technology under this Agreement.
4.3 Royalty Report.
(a) Regular Reports. When rendering payment of the foregoing royalties, POSCO Power shall provide FCE with a written report showing the calculation of the royalty, the number of products to which the royalty is applicable. At its expense, FCE may, by its designated independent public accountants, audit the royalty amounts reported by POSCO Power no more than once a year. To the extent any sales are made by any POSCO Affiliates, POSCO Power agrees to furnish to FCE copies of relevant books and records of the POSCO Affiliates for the sole purpose of such audit by FCE.
(b) Final Report. POSCO Power shall deliver a written report to FCE within sixty (60) days of the termination or expiration of this Agreement, containing information relevant to the calculation of the royalties due under this Agreement; provided that such report shall include the Net Sales of POSCO Modules that are sold and on order by POSCO Power on or prior to the date of termination or expiration and not previously reported to FCE, and such other information as may be necessary to determine the royalties due hereunder.
4.4 Royalty Determination Firm. The Parties agree that in case of any dispute with respect to the determination of royalty pursuant to Sections 2.3, 2.4, 4.1(c), 9.2 and 9.3, any such determination shall be determined by an internationally recognized independent accounting firm jointly selected and paid for by the Parties (“Royalty Determination Firm”). If the Parties dispute the royalty amount determined by the Royalty Determination Firm, then the disputing Party has the right at its own expense to retain another internationally recognized independent accounting firm; and in such event, the determination of the royalty shall be the average of the two determinations, provided that, that the average of the two determinations shall not exceed by more than 10% of the difference between the royalty amount determined by the Royalty Determination Firm and the royalty amount determined by the independent determination firm.
V. CUSTOMER RESPONSIBILITY
5.1 End User Warranty. For POSCO Modules assembled by POSCO Power and/or POSCO Affiliates from DFC Components supplied by FCE, POSCO Power shall be responsible to the end user for warranty, performance guarantees and service obligations related to the POSCO Modules. FCE shall have no obligations under the service agreements which POSCO Power may execute with end users for POSCO Modules, beyond the performance guarantees and warranties contained in the purchase contracts for such products executed between POSCO Power and FCE.
VI. GOVERNMENT REGULATIONS
6.1 POSCO Power Obligations. POSCO Power hereby agrees to comply with the U.S. Department of Commerce Export Administration Regulations concerning exportation and re-exportation of technical data (including computer software), direct products thereof or any components purchased hereunder to any countries or territories. POSCO Power hereby gives FCE the assurance required by the U.S. Department of Commerce Export Administration Regulations with respect to the U.S. origin technical information furnished by FCE hereunder and the direct product of such technical information.
6.2 FCE Obligations. FCE hereby agrees to comply with the U.S. Department of Commerce Export Administration Regulations concerning exportation and re-exportation of technical data (including computer software), direct products thereof or any components purchased hereunder to any countries or territories. FCE hereby gives POSCO Power the assurance required by the U.S. Department of Commerce Export Administration Regulations with respect to the U.S. origin technical information furnished by FCE hereunder and the direct product of such technical information.
6.3 DOE Approval. FCE shall use its best efforts to obtain all necessary consent or approval from the U.S. Department of Energy, in form substantially similar to the form of DOE Approval set forth in Exhibit B attached hereto.

VII. REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of FCE. FCE represents and warrants to POSCO Power that as of the date hereof and as of the Effective Date:
(a) It has all requisite right, power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(b) The execution, delivery and performance by FCE of this Agreement, and the consummation by FCE of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of FCE and no other corporate actions or proceedings on the part of FCE are necessary to authorize this Agreement and the transactions contemplated hereby. Assuming due authorization, execution and delivery of this Agreement by POSCO Power hereto, this Agreement constitutes a legal, valid and binding obligation of FCE enforceable against it in accordance with its terms;
(c) The execution, delivery and performance by FCE of this Agreement, and the consummation by FCE of the transactions contemplated hereby do not (i) violate any Applicable Law; (ii) violate or conflict with any contract or agreement to which FCE is a party; (iii) violate any Governmental Order; (iv) require the approval, consent or permission of any Governmental Authority having authority over FCE except for the DOE Approval; or (v) violate FCE’s organizational documents;
(d) Neither FCE or any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of FCE or its Subsidiaries has, in the course of its actions for, or on behalf of, FCE or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee;
(e) POSCO Power’s contemplated use of the FCE Technology under this Agreement does not infringe and is not being infringed upon by any valid rights of any third party, including but not limited to patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by third parties in any country;
(f) The FCE Technology furnished to POSCO Power and POSCO Affiliates pursuant to this Agreement will correspond to the FCE Technology used by FCE in the manufacture of FCE Products. If any FCE Technology provided hereunder does not meet this requirement and POSCO Power notifies FCE, FCE shall correct the discrepancy at its own expense, by furnishing corrected FCE Technology; and

(g) FCE Power Plants using FCE Technology are designed with commercially reasonable safety precautions and FCE participates in on-going safety certification programs for its plants, such as CSA.
(h) FCE recognizes and acknowledges that maintaining the scope of protection on the FCE Technology in the Territory is critical to the success of the continued commercialization of POSCO Modules in Korea. Thus, FCE represents and warrants that it has been and it shall continue to take commercially reasonable defensive and offensive measures to protect FCE Technology against encroachment by any third parties.
7.2 Representations and Warranties of POSCO Power. POSCO Power represents and warrants to FCE that as of the date hereof and as of the Effective Date:
(a) It has all requisite right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;
(b) The execution, delivery and performance by POSCO Power of this Agreement, and the consummation by POSCO Power of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of POSCO Power and no other corporate actions or proceedings on the part of POSCO Power are necessary to authorize this Agreement, and the transactions contemplated hereby. Assuming due authorization, execution and delivery of this Agreement by FCE hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of POSCO Power enforceable against it in accordance with its terms;
(c) The execution, delivery and performance by POSCO Power of this Agreement, and the consummation by POSCO Power of the transactions contemplated hereby, do not: (i) violate any Applicable Law; (ii) violate or conflict with any Contract to which POSCO Power is a party; (iii) violate any Governmental Order; (iv) require the approval, consent or permission of any Governmental Authority having authority over POSCO Power except for the DOE Approval; or (v) violate POSCO Power’s organizational documents; and
(d) Neither POSCO Power or any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of POSCO Power or its Subsidiaries has, in the course of its actions for, or on behalf of, POSCO Power or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee; and
(e) All work to be performed by POSCO Power in its manufacture, assembly and test activities hereunder shall be performed in accordance with drawings, manufacturing practices, instructions and quality plans as furnished by FCE or as mutually agreed upon by the parties.
VIII. TERM
8.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the provisions set forth herein or in any Transaction Agreement, for a period of ten (10) years from the Effective Date.
8.2 Extension. The Initial Term may be extended for additional terms (each, “Additional Term”, and, together with the Initial Term, the “Term”), each for a period of five (5) years, by mutual agreement on terms mutually agreed upon by the Parties. This Agreement shall be extended only if the other Transaction Agreements are extended for the same period.
IX. TERMINATION
9.1 Termination by Mutual Agreement. This Agreement may be terminated, without any further obligation or liability by mutual written agreement of the Parties.
9.2 FCE Termination by Material Breach of POSCO Power.
(a) Notwithstanding anything to the contrary contained herein or in any other Transaction Agreements, in the event POSCO Power materially breaches any representation or warranty or materially fails to perform any obligation or undertaking to be performed by it under this Agreement or any other Agreement between the Parties and such material breach or failure is not cured within sixty (60) days after notice from FCE specifying the nature of the breach, then, FCE shall have the right to terminate this Agreement after complying with the procedures set forth in Article XIV below.
(b) FCE Remedy. In the event that FCE terminates this Agreement pursuant to Section 9.2(a):
(i) FCE may retain all POSCO Technology, including all copies and summaries thereof, furnished by POSCO Power prior to such termination;
(ii) FCE shall have a non-exclusive perpetual license and right to use the POSCO Technology to manufacture and sell the FCE Products, only to the extent that FCE Products incorporate POSCO Technology, under all patents of all countries under which POSCO Power or POSCO Affiliates, as applicable, during the Term, has or may acquire the right to grant such licenses, provided that any sublicensing or resale to any Korean Company by FCE shall be subject to POSCO Power’s consent in its sole discretion, and provided, further, that the foregoing license shall be subject to the payment by FCE to POSCO Power of royalties to be mutually determined by the Parties in a commercially reasonable good faith manner, it being understood and agreed that if the Parties are unable to reach agreement within sixty (60) days following the initial request of FCE, the royalties determined pursuant to Section 4.4 above shall be final and binding upon the Parties;
(iii) POSCO further agrees that POSCO shall, at the request of FCE, continue to supply POSCO Modules to FCE, if such are in production, on terms and conditions to be mutually agreed upon by the Parties in good faith; and
(iv) POSCO Power, on its own behalf and on behalf of POSCO Affiliates, shall pay FCE all royalty amounts then due and owing as of the date of termination and all reimbursement amounts then due and owing as of the date of termination and actual damages.
The foregoing provisions of this Section 9.2 represent the sole and exclusive remedy of FCE in the event of a material breach by POSCO Power.
9.3 POSCO Power Termination by Material Breach of FCE.
(a) In the event FCE materially breaches any representation or warranty or materially fails to perform any obligation or undertaking to be performed by it under this Agreement and any other Transaction Agreements and such material breach or failure is not cured within sixty (60) days after notice from POSCO Power specifying the nature of the breach, then, POSCO Power shall have the right to terminate this Agreement after complying with the procedures set forth in Article XIV below (except as noted below in Section 9.3(b)(i)).
(b) POSCO Power Remedy. In the event that POSCO Power terminates this Agreement pursuant to Section 9.3(a) above:
(i) FCE shall pay to POSCO Power actual damages, plus, if the FCE Technology has not been fully transferred to POSCO Power, as scheduled in the STTP, FCE shall promptly and in a commercially reasonable manner transfer to POSCO Power all of the remaining FCE Technology, and further acknowledge and agree that POSCO Power shall be entitled to seek and obtain from FCE the specific performance of FCE’s obligations under this section in the U.S. District Court for the Southern District of New York, or in the event that court lacks jurisdiction, in any competent court in the State of New York, if FCE fails to transfer the FCE Technology to POSCO Power, as set forth in the STTP;
(ii) POSCO Power may retain all FCE Technology, including all copies and summaries thereof, furnished by FCE prior to such termination;
(iii) POSCO Power shall have a non-exclusive perpetual license and right in and of the FCE Technology to construct, assemble, manufacture, use, sell, import, maintain, service, reconfigure and/or repair the POSCO Modules in the Korean Market and to sell, maintain, service, reconfigure and/or repair the POSCO Modules in the Non-Exclusive Territory; and provided, further, that the foregoing license shall be subject to the payment by POSCO Power to FCE of royalties to be mutually determined by the Parties in a commercially reasonable good faith manner, it being understood and agreed that if the

Parties are unable to reach agreement within sixty (60) days following the initial request of FCE, the royalties determined pursuant to Section 4.4 above shall be final and binding upon the Parties; and
(iv) FCE further agrees that FCE shall, at the request of POSCO Power, continue to supply DFC Components on reasonable terms and conditions to be mutually agreed upon by the Parties in good faith.
The foregoing provisions of this Section 9.3 represent the sole and exclusive remedy of POSCO Power in the event of a material breach by FCE. For the purpose of Section 9.3(b)(i) above, the Parties hereto consent to the jurisdiction of such court in respect of any action or proceeding thereunder.
9.4 Return of FCE Technology. In the event this Agreement is terminated pursuant to Section 9.1 or Section 9.2 above, POSCO Power shall return to FCE all FCE Know-How, including all copies and summaries thereof, furnished by FCE prior to such termination and shall not be permitted to make any further use of such FCE Technology.
9.5 Return of POSCO Technology. In the event this Agreement is terminated pursuant to Section 9.1 or Section 9.3 above, FCE shall return to POSCO Power all POSCO Technology including all copies and summaries thereof, furnished by FCE prior to such termination and shall not be permitted to make any further use of such POSCO Technology.
9.6 Survival. Upon expiration or termination of this Agreement as provided herein, or by operation of law or otherwise, all rights granted and all obligations undertaken hereunder shall terminate forthwith except the following provisions:
(a) Upon expiration of the Term, Sections 2.4 (‘License to POSCO Power Upon Expiration of the Term’), 2.5 (‘License to FCE Upon Expiration of the Term,) and 4.4 (‘Royalty Determination Firm’) and Articles III (‘Ownership of Intellectual Property’), IX (‘Termination’), X (‘Indemnification’), XI (‘Confidential Information’), XII (‘Notices’) and XIII (‘Entire Agreement’); and
(b) Upon termination of this Agreement, Section 4.4 (‘Royalty Determination Firm’), Articles III (‘Ownership of Intellectual Property’), IX (‘Termination’), X (‘Indemnification’), XI (‘Confidential Information’), XII (‘Notices’) and XIII (‘Entire Agreement’) and the full STTP.
X. INDEMNIFICATION
10.1 POSCO Power Obligations. POSCO Power shall indemnify and hold harmless FCE and its affiliates, officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) that arise out of or relate to (i) any breach by POSCO Power of its representations or warranties or covenants under this Agreement, (ii) any claim, action or proceeding that arises from defects caused by the manufacture by POSCO Power or POSCO Affiliates of POSCO

Modules, or (iii) any claim, action or proceeding that arises from defects caused by the servicing by POSCO Power or POSCO Affiliates of the FCE Products; provided, however, that FCE must promptly notify POSCO Power in writing of any such claim, action or proceeding (but the failure to do so shall not relieve POSCO Power of any liability hereunder except to the extent that POSCO Power has been materially prejudiced therefrom). POSCO Power may elect, by written notice to FCE within ten (10) days after receiving notice of such claim, action or proceeding to assume the defense thereof with counsel acceptable to FCE. If POSCO Power does not so elect to assume such defense or disputes its indemnity obligation with respect to such claim, action or proceeding, or if FCE reasonably believes that there are conflicts of interest between FCE and POSCO Power or that additional defenses are available to FCE with respect to such defense, then FCE shall retain its own counsel to defend such claim, action or proceeding, at POSCO Power’s defense. POSCO Power shall reimburse FCE for expenses as these are incurred under this Section. FCE shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, that FCE shall have no right to control the defense, consent to judgment or agree to settle any such claim, action or proceeding without the written consent of POSCO Power unless FCE waives its right to indemnity hereunder. POSCO Power, in the defense of any such claim, action or proceeding, except with the written consent of FCE, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to FCE of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of FCE.
10.2 FCE Obligations. FCE shall indemnify and hold harmless POSCO Power and its affiliates, officers, directors, members, employees and agents, against any and all judgments, damages, liabilities, costs and losses of any kind (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) that arise out of or relate to (i) any breach by FCE of its representations, warranties, covenants or agreements under this Agreement (it being understood and agreed that any indemnity with respect to the FCE Products shall be governed by a separate purchase order contract), (ii) any claim, action or proceeding that arises from or relates to the servicing by FCE of POSCO Modules or FCE Products, (iii) any claim, action or proceeding that arises from any licensor of FCE or any third party, in or relating to the FCE Technology (it being understood and agreed that this obligation includes an obligation to take all necessary steps to ensure the continued use by POSCO Power of the FCE Technology, without interruption), provided, however, that POSCO Power must promptly notify FCE in writing of any such claim, action or proceeding (but the failure to do so shall not relieve FCE of any liability hereunder except to the extent that FCE has been materially prejudiced therefrom). FCE may elect, by written notice to POSCO Power within ten (10) days after receiving notice of such claim, action or proceeding to assume the defense thereof with counsel acceptable to POSCO Power. If FCE does not so elect to assume such defense or disputes is indemnity obligation with respect to such claim, action or proceeding, or if POSCO Power reasonably believes that there are conflicts of interest between FCE and POSCO Power or that additional defenses are available to POSCO Power with respect to such defense, then POSCO Power shall retain its own counsel to defend such claim, action or proceeding, at FCE’s defense. FCE shall reimburse POSCO Power for expenses as these are incurred under this Section. POSCO Power shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, that POSCO Power shall have no right to control the defense, consent to judgment or agree to settle any such claim, action or proceeding without the written consent of FCE unless POSCO Power waives its right to indemnity hereunder. FCE, in the defense of any such claim, action or proceeding, except with the written consent of POSCO Power, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to POSCO Power of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of POSCO Power.
10.3 Limitation of Damage. In no event, whether as a result of breach of contract, warranty, tort (including negligence), strict liability, indemnity, or otherwise, shall either Party or its subcontractors or suppliers be liable to the other Party for loss of profit or revenues, loss of use of the DFC Power Plant or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, claims of the indemnified Party’s customers for such damages, or for any special, consequential, incidental, indirect or exemplary damages.
XI. CONFIDENTIAL INFORMATION
11.1 POSCO Power Obligations. All written information marked “proprietary” or “confidential” (or if oral, subsequently reduced to a writing so marked and delivered to the receiving Party within thirty (30) days of its oral disclosure) which FCE discloses to POSCO Power as a result of the provisions of this Agreement, whether contained in blueprints, drawings, written reports, letters or memoranda, process descriptions, operating procedures and other written data, shall be treated as confidential unless (a) such information shall have been in the possession POSCO Power prior to its receipt from the FCE, (b) such information is or becomes part of the public knowledge or literature through no fault of POSCO Power, or (c) such information shall otherwise become available to POSCO Power from a source other than FCE, said source not being violative of any obligation of secrecy with respect to such information. Information which is so considered to be confidential shall be held by POSCO Power for its sole benefit and used only in accordance with this Agreement; provided that POSCO Power may share proprietary or confidential information with POSCO Affiliates for the purpose set forth in Section 2.1(a)(iii) above; and, further provided, that POSCO Power shall cause POSCO Affiliates to restrict the use so as to be consistent with the terms of this Agreement and to restrict disclosure to its employees, on a need-to-know basis, of any confidential or proprietary information shared with POSCO Affiliates. POSCO Power shall use all reasonable efforts to prevent the use of all or any part of such confidential information belonging to FCE in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of FCE specifically authorizing such use or transmission. The Parties understand that information may be provided which is subject to a confidentiality agreement with a third Party. The Parties agree that such information shall be held in confidence in accordance with the terms of the third Party confidentiality agreement. No Party shall be obligated to divulge third party confidential information to the other Party. POSCO Power shall require, as a condition precedent to any agreement for any FCE Product or POSCO Product sale, lease, or other similar transaction, that the purchaser, lessor or customer for such transaction must agree to accept the terms of this paragraph, including the requirement for any subsequent purchaser to accept the terms of this paragraph. Any breach of the confidentiality provisions of this paragraph may be considered material breach of this agreement by the non-breaching Party.
11.2 POSCO Affiliate. The Parties agree that each POSCO Affiliate shall enter into a confidentiality agreement with POSCO Power containing the terms that are substantially similar to the confidentiality provision set forth above.
11.3 FCE and POSCO Power Obligations. All obligations under this article shall apply mutatis mutandis to the Parties.
XII. NOTICES
All notices pursuant to this Agreement shall be in writing and will be deemed to have been duly given if delivered personally or by internationally recognized courier service, or by facsimile to the parties at the addresses set forth below.
if to FCE, to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6079
Attention: Ben Toby
with copy to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6069
Attention: Ross Levine
if to POSCO Power, to:
POSCO Power
POSTEEL Tower 20th Fl. 735-3
Yeoksam-dong, Gangnam-gu
Seoul, 135-080 KOREA
Attention: Taehyoung (TH) Kim
All notices under this Agreement that are addressed as provided in this Section (i) if delivered personally or by internationally recognized courier service, will be deemed given upon delivery or (ii) if delivered by facsimile, will be deemed given when confirmed. Either Party from time to time may change its address or designee for notification purposes by giving the other Party notice of the new address or designee and the date upon which such change will become effective.
XIII. ENTIRE AGREEMENT
This Agreement, including any Exhibits and Schedules attached hereto, and any other Transaction Agreements which are incorporated into this Agreement by this reference, constitute the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement other than those representations, understandings or agreements contained in the other Transaction Agreements. To the extent there is any inconsistency between this Agreement and any other Transaction Agreements, the provisions of this Agreement shall prevail.
XIV. APPLICABLE LAW AND ARBITRATION
14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, U.S.A., without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.
14.2 Efforts to Resolve by Mutual Agreement. Any dispute, action, claim or controversy of any kind arising from or in connection with this Agreement or the relationship of the Parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:
(i) Upon written request of either FCE or POSCO Power, the Parties shall meet and attempt to resolve any such Dispute. Such meetings may take place via teleconference or videoconference. The Parties shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.
(ii) Formal proceedings for the resolution of a Dispute may not be commenced until the later of (i) the Parties concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) the expiration of a sixty (60) day period immediately following the initial request by either Party to resolve the Dispute; provided, however, that this Section 14.2 will not be construed to prevent a Party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief.
14.3 ICC Arbitration. If the Parties are unable to resolve any Dispute pursuant Section 14.2 above and except as otherwise specified in Section 9.3(b)(i), the Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) by three (3) arbitrators designated by the Parties. Each

Party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the Parties. If either Party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in London, U.K., and shall be conducted in the English language. The decision or award of the arbitrators shall be in writing and is final and binding on both Parties. The arbitration panel shall award the prevailing Party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorney’s fees involved in obtaining specific performance of an award; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the Parties those arbitration expenses in accordance with the outcomes; provided, further, that the attorney’s fees and costs of enforcing a specific performance arbitral award shall always be paid by the non-enforcing Party, unless the applicable action was determined to be without merit by final, non-appealable decision. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages (or as otherwise specified in this Agreement, including, without limitation, Section 10.3) be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern.
14.4 Waiver of Jury Trial. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to Section 9.3(b)(i).
XV. MISCELLANEOUS
15.1 Amendment. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of both Parties.
15.2 Severability. In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, said provision(s) shall be deemed severed and deleted here from and the validity, legality and/or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
15.3 Government Information. Nothing in this Agreement shall authorize the disclosure of, or access to, classified or restricted information, material or know-how of the Government of the United States of America to persons not authorized or licensed to disclose or receive such classified or restricted information.
15.4 Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be construed as (a) giving either Party the power to direct and control the day-to-day activities of the other, (b) constituting either Party as a partner, a joint venture, a co-owner or a fiduciary of the other or (c) creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other.
15.5 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may, nor will it have the power to, assign this Agreement, or any part hereof, without the prior written consent of the other Party, and any such unauthorized assignment shall be null and void, except that the Parties acknowledge and agree that POSCO Power may, without the consent of FCE assign its rights and obligations to any entity controlled by POSCO Power or a POSCO Affiliate, provided that POSCO Power remains liable for the obligations set forth in this Agreement and in other Transaction Documents to which it is a Party. In the event of any other assignment of this Agreement by either Party, the assignee shall assume, in writing (in form and substance reasonably satisfactory to the other Party), the rights and obligations of the assigning Party under this Agreement.
15.6 No Third Party Beneficiary. Except as expressly contemplated herein, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
15.7 Headings. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
15.8 Right to Injunction; Specific Performance. The Parties further acknowledge and agree that POSCO Power will suffer irreparable harm, which is not compensable by monetary damage in the event the FCE Technology has not been fully transferred to POSCO Power at the time of the termination of this Agreement due to a material breach by FCE hereunder. Accordingly, the Parties agree that POSCO Power shall be entitled to an injunction or injunctions to enforce specifically the transfer of the FCE Technology to POSCO Power in accordance with Section 9.3(b)(i) above. The Parties further acknowledge and agree that each Party will suffer irreparable harm, which is not compensable by monetary damage, in the event the other breaches its obligations under Article XI. Accordingly, in the event of a breach by one Party of such obligations, the other shall be entitled to injunction or injunctions to enforce and remedy such breach in addition to all other remedies available at law or in equity.
15.9 Force Majeure. Neither Party shall be liable to the other for a failure to perform any of its obligations under this Agreement, except for payment obligations under this Agreement, during any period in which such performance is delayed due to a Force Majeure, and if such Party notifies the other of the delay; provided, however, that in the event a period of Force Majeure restricts a Party’s performance for greater than 120 days, the non-restricted Party may terminate this Agreement without further cause and without liability for such termination. The date of delivery shall be extended for a period equal to the period of a delay due to Force Majeure, in addition to any additional time as may be reasonably necessary to overcome the effect of such excusable delay; provided, further, that the Party seeking relief under this Section 15.9 shall promptly notify the other of the Force Majeure event, the anticipated resolution of such event, the actual resolution of such event and the actual impact on its obligations hereunder.
XVI. SALES TARGETS AND EXCLUSIVITY
16.1 Sales Targets. The Parties acknowledge that this Agreement is based on, among other things, the business plan as to the sales expectations set forth in Exhibit D attached hereto.
(a) In the event the cumulative sales of Fuel Cell Stack Modules in the Korean Market as of December 31, 2013, have not reached the target figure of 112 MW as set forth in Exhibit D, the Parties shall undertake a performance review in good faith and in a commercially reasonable manner to determine the feasibility and desirability of the continuation of the exclusivity set forth in Sections 2.1(a)(i) and 2.2 hereunder, as well as the Korean Market exclusivity provisions set forth elsewhere in the Transaction Agreements. The performance review shall take into consideration, among other things, past performance, market conditions, business prospects, profitability, bona fide efforts by the Parties, quality issues affecting marketability and future plans. In the event that after discussions in good faith the Parties are not able to agree, disputes shall be resolved through Sections 14.2 and 14.3 above. The decision or award of the arbitrators pursuant to Section 14.3 shall be final and binding on both Parties.
(b)(i) It is acknowledged and agreed by POSCO Power that during the term of this Agreement, POSCO Power shall make commercially reasonable efforts to commercialize the technology licensed hereunder in the Korean Market; and
(ii) it is acknowledged and agreed by FCE that during the term of this Agreement, FCE shall make commercially reasonable efforts to improve and enhance the DFC technology to maintain market competitiveness.
The Parties shall undertake subsequent performance review(s) from time to time on dates to be mutually agreed by the parties, starting January 1, 2014, but no more than once in two (2) year intervals during the term of this Agreement. The performance review shall take into consideration, among other things, past performance, market conditions, business prospects, profitability, bona fide efforts by the Parties, quality issues affecting marketability and future plans. In the event that after discussions in good faith the Parties are not able to agree, disputes shall be resolved through Sections 14.2 and 14.3 above. The decision or award of the arbitrators pursuant to Section 14.3 shall be final and binding on both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a manner binding upon them by their duly authorized officers as of the date first above written.

FUELCELL ENERGY, INC.
By:
Name:
Title:

POSCO POWER
By:
Name:
Title:

EXHIBIT A (STTP)
*

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

Exhibit B
October 23, 2009
Mr. R. D. Brdar
President and Chief Executive Officer
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Subject:	Approval of Transfer of Fuel Cell Technology Cooperative Agreement DE-FC21-95MC31184
Gentleman:
In accordance with my delegated authority, I accept the “adequate recognition” as set forth in your letter dated October 19, 2009 and October 23, 2009. I hereby approve your request to transfer fuel cell technology from FuelCell Energy, Inc. (FCE) to POSCO of South Korea in accordance with the following conditions identified. FCE will transfer fuel cell stack assembly and conditioning know-how, as well as design drawings and data related to “non-repeating” components of the fuel cell stack module (i.e. components other than the core fuel cell technology). Non-repeating components include stack supporting hardware enclosures, insulation, and piping, but exclude the core fuel cell component designs, materials, and manufacturing processes, as well as designs and manufacturing processes related to FCE’s proprietary direct internal reforming technology. Under the proposed new agreement, FCE would continue to manufacture the core fuel cell units in Connecticut, and ship them to POSCO Power in South Korea.
The Adequate Recognition consists of two parts:
a) Increase Cost Share for Phase II of the Office of Fossil Energy Coal Based Fuel Cell Program from $5.2 million to $6.2 million (+ $1 million).
b) The increase in U. S. manufacturing of “core fuel cell components” directly related to the increased sales outside the U. S.
This approval is provided pursuant to Cooperative Agreement DE-FC21-95MC31184 between FCE and NETL.

Sincerely,

Carl O. Bauer
Director

626 Cochrans Mill Road, P.O. Box 10940, Pittsburgh, PA 15236
wayne.surdoval@netl.doe.gov@netl.doe.gov	•	Voice (412) 386-6002	•	Fax (412) 386-4822	•	www.netl.doe.gov

EXHIBIT C (LIST OF PATENTS)

FCE File No.	U.S. PAT. NO.	TITLE	Country	Issued	Expires
B429-086	7,494,736	Dielectric Frame Assembly and Fuel Cell Manifold	U.S.	2/24/2009	2/25/2027
B429-057 CIP	7,393,605	Fuel Cell End Unit with Integrated Heat Exchanger	U.S.	7/1/2008	5/18/2026
B429-051	7,323,270	Modular Fuel Cell Stack Assembly	U.S.	1/29/2008	12/1/2025
B429-083	7,294,427	Manifold Gasket Accommodating Differential	U.S.	11/13/2007	7/12/2025
		Movement of Fuel Cell Stack
B429-085	7,276,304	Fuel Cell System Including a Unit for Electrical	U.S.	10/2/2007	6/20/2025
		Isolation of a Fuel Cell Stack From a Manifold Assembly and Method Therefor
B429-057	7,070,874	Fuel Cell End Unit with Integrated Heat Exchanger	U.S.	7/4/2006	12/24/2022
B429-046	6,902,840	Fuel Cell System with Mixer/Eductor	U.S.	6/7/2005	7/2/2022
	ZL03815646.6		China
	4146427		Japan
B429-058	6,964,825	Compliant Manifold Gasket	U.S.	11/15/2005	7/24/2023
	770810		Korea	10/22/2007
B429-048	6,887,611	Flexible Fuel Cell Gas Manifolds	U.S.	5/3/2005	10/3/2022
	4317132		Japan	5/29/2009
B429-054	6,797,425	Fuel Cell Stack Compressive Loading System	U.S.	9/28/2004	12/24/2022
	ZL03825719.X		China	8/15/2007
	4153491		Japan	7/11/2008
	1 590 846		EPO	3/11/2009
	603 26 650.0-08		Germany	3/11/2009
B429-043	6,531,237	Manifold and Sealing Assembly for Fuel Cell Stack	U.S.	3/11/2003	3/1/2021
	ZL02805816.X		China	3/21/2007
	4318667		India	5/29/2009
B429-040	6,514,636	Ultra-Smooth Dielectric Members for Liquid	U.S.	2/4/2003	12/13/2020
		Electrolyte Fuel Cells
	ZL01820569.0		China	2/7/2007
	216427		India	9/19/2005
B429-038	6,461,756	Retention System for Fuel Cell Stack Manifolds	U.S.	10/8/2002	8/21/2020
	ZL01813533.1		China	1/18/2006
	196,113		India	9/19/2005
	3736765		Japan	11/4/2005
B429-035	6,410,161	Metal-Ceramic Joint Assembly	U.S.	6/25/2002	4/15/2019
B429-041	6,413,665	Fuel Cell Stack Compression System	U.S.	7/2/2002	8/31/2020
	ZL01814724.0		China	10/5/2005
	196,112		India	9/19/2005
40128	5,110,692	Gasket for Molten Carbonate Fuel Cell	U.S.	5/5/1992	8/20/2010
	0472152		EPO	5/24/1995
	P69109971.5		Germany	5/24/1995

Note:	1. U.S. Patents and foreign counterparts (if any) are grouped together.

2. Expiration dates are the same for U.S. and foreign counterpart patents.

EXHIBIT D ( SALES TARGETS)

	Business Plan	Sales Target	Cumulative
Year	(MW)	(MW)	(MW)
Pre-2011	—	—	69.0
2011	*	*	*
2012	*	*	*
2013	*	*	*
2014	*	*	*
2015	*	*	*
2016	*	*	*
2017	*	*	*
2018	*	*	*
2019	*	*	*
2020	*	*	568

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

SCHEDULE A (POSCO Affiliates)
POSCO Affiliates shall include the following companies:
POSCO, a Korean corporation having a place of business at 1 Goedong-dong, Nam-gu, Pohang, Kyungbuk 790-704, Korea
POSCON, a Korean corporation having a place of business at 606 Ho-dong Nam-gu, Pohang, Kyungbuk 790-719, Korea
POSMEC, a Korean corporation having a place of business at 322-4 Janghung-dong Nam-gu, Pohang, Kyungbuk 790-714, Korea
POSCO E&C, a Korean corporation having a place of business at 568-1 Goedong-dong Nam-gu, Pohang, Kyungbuk 790-704, Korea
POSTEEL, a Korean corporation having a place of business at 735-3 Posteel Tower Yeoksam-dong Gangnam-gu Seoul 135-080, Korea

SCHEDULE B (Non-Exclusive Territory)
The Non-Exclusive Territory shall include all countries and jurisdictions, except as noted below:

Western Europe	Eastern Europe
Andorra	Albania
Austria	Bulgaria
Belgium	Czech Republic
Cyprus	Slovakia
Denmark	Hungary
Federal Republic of Germany	Poland
Finland	Romania
France	All states of the former USSR
Great Britain and including, but not limited to
Northern Ireland CIS (Commonwealth of Independent States)
Greece
Greenland	Yugoslavia
Ireland	Slovenia
Iceland	Croatia
Italy
Liechtenstein
Luxembourg	Asia
Malta	Japan
Monaco
Netherlands
Norway
Portugal
San Marino
Spain
Sweden
Switzerland
The Vatican State

Middle East
Bahrain	Yemen, Arab Rep.
Iran	Yemen, Peoples Rep.
Iraq	United Arab Emirates (UAE)
Israel
Jordan
Kuwait
Lebanon
Oman
Qatar
Saudi-Arabia
Syria
Turkey

North America
United States
Canada
Mexico

SCHEDULE C (FCE Previously Granted Distribution Rights)

Distributor	Type of Agreement	Effective Date	Expiration	Rights in Korea
BOC Limited (Linde Group)	Market Development Agreement (“MDA”)	11/2/2006	11/1/2009	Yes

Caterpillar Inc.	Purchase and Marketing Agreement	4/26/2002	4/25/2012	Yes

Marubeni (Japan)	Alliance Agreement	6/15/2001	6/14/2011	Rights in Korea Waived by Agreement

MTU CFC Solution, GmbH	Cell License	12/15/1999	12/14/2009	No

MTU CFC Solution, GmbH	BOP Cross-License	7/16/1998	7/15/2008	No

Pfister Energy	MDA	6/26/08	6/26/2010	No

American Wind Power & Hydrogen	MDA	1/2/08	1/2/10	No

Enbridge	MDA	11/4/03	10/31/10	No

Logan Energy	MDA	10/28/08	10/27/10	No

Powerhouse Energy	MDA	11/1/07	11/1/09	No

PPL Energy	Distributor Agreement	9/21/00	12/31/10	No

Western Energy Marketers	MDA	11/8/07	11/7/10	No